UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

BARRACUDA NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BARRACUDA NETWORKS, INC.

3175 S. Winchester Blvd.

Campbell, CA 95008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Tuesday, July 22, 2014

Dear Stockholders of Barracuda Networks, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Barracuda Networks Inc., a Delaware corporation, will be held on Tuesday, July 22, 2014 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3175 S. Winchester Blvd, Campbell, CA 95008, for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect two Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending February 28, 2015; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on May 27, 2014, as the record date for the Annual Meeting. Only stockholders of record on May 27, 2014 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about June 11, 2014, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2014 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2014 annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/18596. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Barracuda Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

/s/ William D. Jenkins, Jr.
William D. “BJ” Jenkins, Jr. Chief Executive Officer and Director Campbell, California June 11, 2014

-i-

BARRACUDA NETWORKS, INC.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Tuesday, July 22, 2014

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2014 annual meeting of stockholders of Barracuda Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, July 22, 2014 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3175 S. Winchester Blvd, Campbell CA 95008. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2014 annual report is first being mailed on or about June 11, 2014 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending February 28, 2015; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of William D. “BJ” Jenkins, Jr. and Zachary S. Levow as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on May 27, 2014, the record date, may vote at the Annual Meeting. As of the record date, there were 51,427,677 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on July 21, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Barracuda Networks, Inc., in writing, at Barracuda Networks, Inc., 3175 S. Winchester Blvd, Campbell CA 95008; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 12:00 p.m. Pacific daylight time and the Annual Meeting will begin at 1:00 p.m. Pacific daylight time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•	if you are a street name stockholder, proof of beneficial ownership as of May 27, 2014, the record date, such as your most recent account statement reflecting your stock ownership prior to May 27, 2014, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. William D. “BJ” Jenkins, Jr. and Diane C. Honda have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2014 annual report, primarily via the Internet. On or about June 11, 2014, we expect to mail to all stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2014 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “abstain” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors absent direction from you.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Barracuda Networks, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Barracuda Networks, Inc.

Attention: Vice President, General Counsel & Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than February 11, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Barracuda Networks, Inc.

Attention: General Counsel and Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2015 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than March 28, 2015; and

•	not later than the close of business on April 27, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. Six of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Upon the recommendation of our nominating and corporate governance committee, we are nominating William D. “BJ” Jenkins, Jr. and Zachary S. Levow to serve as Class I Directors, and effective immediately prior to the annual meeting, our Board will consist of eight (8) directors. If elected, Messrs. Jenkins and Levow will hold office for a three-year term until the annual meeting of stockholders to be held in 2017.

Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our board of directors are also set forth below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
William D. “BJ” Jenkins, Jr.	I	48	Chief Executive Officer and Director	2012	2014	2017
Zachary S. Levow	I	41	Chief Technology Officer, Executive Vice President and Director	2003	2014	2017
Continuing Directors
James J. Goetz (2)	II	48	Director	2005	2015	—
Michael D. Perone	II	47	Chief Marketing Officer, Executive Vice President and Director	2003	2015	—
Gordon L. Stitt (1)(3)	II	58	Director	2007	2015	—
Jeffry R. Allen (1)	III	62	Lead Independent Director	2007	2016	—
David R. Golob (2)(3)	III	46	Director	2005	2016	—
Kevin B. Thompson (1)	III	48	Director	2013	2016	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

William D. “BJ” Jenkins, Jr. has served as our president and chief executive officer and as a member of our board of directors since November 2012. From April 1998 to November 2012, Mr. Jenkins served in various roles, including president of the Backup Recovery Systems division, at EMC Corporation, an information infrastructure company. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

We believe that Mr. Jenkins is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.

Zachary S. Levow co-founded our company in 2003 and serves as a member of our board of directors and as our chief technology officer and executive vice president. Prior to co-founding our company, he co-founded Affinity Path, Inc., a private label Internet service provider, and served as its chief technology officer from January 2001 to January 2002. From January 1999 to December 2001, Mr. Levow co-founded Spinway, Inc., an Internet service provider, and served as its chief technology officer. Mr. Levow holds B.S. degrees in mathematics/computer science from Carnegie Mellon University.

We believe that Mr. Levow is qualified to serve as a member of our board of directors because of his technical acumen and the experience he brings as our co-founder and chief technology officer.

Continuing Directors

Jeffry R. Allen has served as our lead independent director since September 2013 and as one of our directors since June 2007. Since May 2005, Mr. Allen has been a director at NetApp, Inc., a storage solutions company. Mr. Allen served in various roles at NetApp, including as its executive vice president of business operations, and its chief financial officer, from December 1996 to June 2005. From July 1990 through December 1996, Mr. Allen was responsible for various financial operations and manufacturing roles at SynOptics Communications, Inc., a computer communications company, and subsequently at Bay Networks, the company created via the merger of SynOptics and Wellfleet Communications, Inc. Previously, Mr. Allen had a 17-year career at Hewlett-Packard Company, where he served in a variety of financial, information systems, and financial management positions, including controller for the Information Networks Group. Mr. Allen holds a B.S. degree in accounting from San Diego State University.

We believe that Mr. Allen is qualified to serve as a member of our board of directors because of his financial and accounting expertise and his experience serving in a variety of finance positions at numerous public companies.

James J. Goetz has served as Sequoia Capital’s representative to our board of directors since December 2005 and has served as one of our directors since July 2009. Since June 2005, Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm. Mr. Goetz currently serves on the board of directors of Jive Software, Inc., a provider of social business software, Palo Alto Networks, Inc., a network security company, and a number of privately held companies. Mr. Goetz holds B.S. degrees in electrical and computer engineering from the University of Cincinnati and an M.S. degree in electrical engineering from Stanford University.

We believe that Mr. Goetz is qualified to serve as a member of our board of directors because of his experience in venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.

David R. Golob has served as one of our directors since December 2005. Since September 2001, Mr. Golob has been a Partner at Francisco Partners, a private equity firm. Mr. Golob currently serves on the board of directors of several privately held companies. Mr. Golob holds an A.B. degree in chemistry from Harvard College and an M.B.A. degree from the Stanford Graduate School of Business.

We believe that Mr. Golob is qualified to serve as a member of our board of directors because of his experience in the private equity and venture capital industries analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.

Gordon L. Stitt has served as one of our directors since June 2007. Additionally, from April 2012 to November 2012, Mr. Stitt served as a member of the office of the CEO. Since September 2013, Mr. Stitt has served as chairman of the board of directors and chief executive officer of Nebula, Inc., a cloud computing hardware and software company. Mr. Stitt co-founded Extreme Networks, Inc., a provider of high-performance

Ethernet switching solutions for enterprises and data centers, and served as its president and chief executive officer from its founding in May 1996 to August 2006. Mr. Stitt holds a B.S. degree in electrical engineering and computer science from Santa Clara University and an M.B.A. degree from the Haas School of Business, U.C. Berkeley.

We believe that Mr. Stitt is qualified to serve as a member of our board of directors because of his experience in senior management positions at several technology companies and his knowledge of strategic and operational issues facing technology companies.

Kevin B. Thompson has served as one of our directors since September 2013. Since July 2006, Mr. Thompson has served in several positions, including president, chief executive officer, chief financial officer, chief operating officer and treasurer at SolarWinds, Inc., a provider of IT management software. From November 2005 to March 2006, Mr. Thompson served as the chief financial officer of Surgient, Inc., a software management solutions company. Mr. Thompson currently serves on the board of directors of SolarWinds, Inc. and NetSuite, Inc., a business management software company. Mr. Thompson holds a B.B.A. degree in business administration from the University of Oklahoma.

We believe that Mr. Thompson is qualified to serve as a member of our board of directors because of his experience in senior management positions at several technology companies, his financial and accounting expertise and his knowledge of strategic and operational issues facing technology companies.

Michael D. Perone co-founded our company in 2003 and serves as a member of our board of directors and as our chief marketing officer and executive vice president. Additionally, from April 2012 to November 2012, Mr. Perone served as a member of the office of the CEO. Prior to co-founding our company, he co-founded Affinity Path, Inc., a private label Internet service provider company, and served as its chief marketing officer from January 2000 to January 2002. From January 1999 to December 2000, Mr. Perone co-founded Spinway, Inc., an Internet service provider, and served as its chief visionary officer. From January 1996 to January 1999, he founded and served as president of Address.com, Inc., an email and Internet access provider.

We believe that Mr. Perone is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and because of his experience in founding and growing technology companies.

Each member of our board of directors holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Non-Continuing Directors

Dean M. Drako co-founded our company in 2003 and has served as a member of our board of directors since our inception. Mr. Drako served as our president and chief executive officer and chairman from our inception through July 2012. Since July 2012, he has served as president and chief executive officer of Eagle Eye Networks, Inc., a cloud-based video security company. Mr. Drako also founded IC Manage in 2003, a design and IP management company, where he continues to serve as president, chief executive officer and chairman. Mr. Drako founded and served as president and chief executive officer of Boldfish, Inc., a provider of enterprise messaging solutions, from 1999 to 2001. Prior to this, Mr. Drako founded and served as president and chief executive officer of Design Acceleration, Inc., a maker of semiconductor design analysis and verification tools. Mr. Drako holds a B.S. degree in electrical engineering from the University of Michigan, Ann Arbor and an M.S. degree in electrical engineering from the University of California, Berkeley.

Dipanjan Deb has served as one of our directors since October 2013. Mr. Deb co-founded Francisco Partners, a private equity firm, and has been a Partner since its founding in August 1999 and has served as Managing Partner since August 2005. Prior to co-founding Francisco Partners, Mr. Deb worked at TPG Capital, a private equity firm, McKinsey & Company, a management consulting firm, and Robertson, Stephens & Company, a technology-focused investment bank. Mr. Deb currently serves on the board of directors of several privately held companies. Mr. Deb holds a B.S. degree in electrical engineering and computer science from the University of California, Berkeley and an M.B.A. degree from the Stanford Graduate School of Business.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, Compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors determined that Messrs. Allen, Stitt, Thompson, Golob, Deb, and Goetz do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

Board Leadership Structure

Our Corporate Governance Guidelines provides that the board of directors shall fill the director or lead independent director of the board and chief executive officer positions based upon the board’s view of what is in the best interests of our company. The chief executive officer and chairman of the board may, but need not be, the same person.

The board of directors has determined that having two different individuals serve in the roles of lead independent director of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jenkins currently serves as our chief executive officer and Mr. Allen currently serves as our lead independent director of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the lead independent director of the board provides overall leadership to the board of directors. The lead independent director of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.

This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Meetings and Committees

During our fiscal year ended February 28, 2014, the board of directors held eleven meetings (including regularly scheduled and special meetings), and each director attended at least 86% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

We encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Allen, Thompson and Stitt, with Mr. Allen serving as chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the current New York Stock Exchange listing standards. In addition, our board of directors has determined that Mr. Allen is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with management and the independent accountants, our interim and year end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.barracuda.com.

Compensation Committee

Our compensation committee is comprised of Messrs. Golob and Goetz, with Mr. Golob serving as chairman. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.barracuda.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Stitt and Golob, with Mr. Stitt serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.barracuda.com.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing by letter. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Barracuda Networks Inc., 3175 S. Winchester Blvd, Campbell CA 95008. To be timely for the Annual Meeting, our General Counsel or Legal Department must receive the nomination no earlier than March 28, 2015 and no later than April 27, 2015.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Barracuda Networks Inc., 3175 S. Winchester Blvd. Campbell CA 95008. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and principal executive officers, including our chief executive officer, chief financial officer and senior financial officers. This code of ethics is posted on our website at http://investor.barracuda.com. Alternatively, you may obtain a copy of this code of ethics by contacting our corporate offices by calling (408) 342-5400 or by visiting our principal executive offices at 3175 S. Winchester Blvd., Campbell CA 95008.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors, reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

2014 Director Compensation

We have not implemented a formal policy with respect to compensation payable to our non-employee directors for service as directors. In 2014, we provided equity compensation to our non-employee directors who are listed in the table below. In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended February 28, 2014.

Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended February 28, 2014, three directors, Mr. Jenkins, our chief executive officer, Mr. Perone, our chief marketing officer, and Mr. Levow, our chief technology officer, were employees. Mr. Jenkins’s compensation is discussed in the section titled “Executive Compensation” and Messrs. Perone and Levow did not receive any compensation for their service as a member of our board of directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($) (1)(2)	Option Awards ($) (2)	All Other Compensation($)	Total($)
Jeffry R. Allen	—	98,100	—	—	98,100
Gordon L. Stitt	—	—	—	—	—
Kevin B. Thompson	—	326,999	—	—	326,999

(1)	The dollar amounts in this column represent the aggregate grant date fair value of restricted stock unit awards granted during the fiscal year ended February 28, 2014. These amounts have been calculated in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions that we used to calculate these amounts are discussed in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2014 filed with the SEC on April 30, 2014.
(2)	As of February 28, 2014, the aggregate number of shares underlying stock awards and option awards outstanding for each of our non-employee directors was:

Name	Aggregate Stock Awards	Aggregate Option Awards
Jeffry R. Allen	5,000	50,000
Gordon L. Stitt	—	50,000
Kevin B. Thompson	16,666	—

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. Effective immediately prior to the annual meeting, our board of directors will consist of eight directors. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, William D. “BJ” Jenkins, Jr., and Zachary S. Levow as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Jenkins and Levow will serve as Class I directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our board of directors. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Jenkins and Levow. We expect that Messrs. Jenkins and Levow will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending February 28, 2015. During our fiscal year ended February 28, 2014, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending February 28, 2015. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended February 28, 2013 and February 28, 2014.

	2013	2014
Audit Fees (1)	$651,810	$2,811,858
Audit-Related Fees (2)	—	—
Tax Fees (3)	31,000	46,426
All Other Fees (4)	—	1,995

Total Fees	$682,810	$2,860,279

(1)	Audit Fees consist of professional services, and expenses, rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K for the fiscal year ended February 28, 2014, filed with the SEC on April 30, 2014, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. These fees also consisted of professional services, and expenses, rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in November 2013.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees for professional services, and expenses, for tax compliance, tax advice and tax planning. These services include transfer pricing tax consulting, assistance regarding federal, state and international tax compliance, and other tax consulting.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above and include accounting subscriptions.

Auditor Independence

In our fiscal year ended February 28, 2014, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY since our initial public offering, effective November 6, 2014, were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. The audit committee operates under a written charter approved by our board of directors, which is available on our web site at http://investor.barracuda.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 28, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffry R. Allen (Chair)

Gordon L. Stitt

Kevin B. Thompson

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of May 27, 2014. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
William D. “BJ” Jenkins, Jr.	48	Chief Executive Officer and Director
David Faugno	44	Chief Financial Officer
Michael D. Hughes	47	Vice President of Worldwide Sales
Michael D. Perone	47	Chief Marketing Officer
Diane C. Honda	49	General Counsel and Secretary

William D. “BJ” Jenkins, Jr. has served as our president and chief executive officer and as a member of our board of directors since November 2012. From April 1998 to November 2012, Mr. Jenkins served in various roles, including president of the Backup Recovery Systems division, at EMC Corporation, an information infrastructure company. Mr. Jenkins holds a B.S. degree in general engineering from the University of Illinois and an M.B.A. degree from Harvard Business School.

David Faugno has served as our chief financial officer since March 2006. Additionally, from April 2012 to November 2012, Mr. Faugno served as a member of the office of the president and chief executive officer, or the office of the CEO. Prior to joining our company, Mr. Faugno served as director of corporate finance, mergers and acquisitions at Cisco Systems Inc., a network equipment company, from July 2004 to February 2006, which he joined in connection with Cisco’s acquisition of Actona Technologies Inc., a wide area storage vendor, where he served as chief financial officer and vice president of operations from March 2002 to July 2004. From May 2001 to January 2002, Mr. Faugno served as chief financial officer of Soltima Inc., a wireless infrastructure software company. From 1992 to 2000, Mr. Faugno served in various finance and operational roles with AT&T, a telecommunications company. Mr. Faugno holds a B.S. degree in accounting from Rutgers University and an Executive M.B.A. degree from Duke University.

Michael D. Hughes has served as our senior vice president of worldwide sales since 2010. Prior to joining our company, he served as vice president of sales at Asempra Technologies, a provider of recovery solutions, from May 2007 to May 2009. From August 2004 to May 2007, Mr. Hughes served as the vice president of OEM sales and then as general manager and sales director of Northern Europe at McDATA Corporation, a storage networking and data infrastructure solutions company. From October 2002 to August 2004, he served as the director of business development at Invio Software, Inc., a storage software company. From August 1998 to October 2002, Mr. Hughes served in a variety of roles as at Marimba, Inc., a provider of systems management solutions, including director of business development and vice president of embedded systems. Mr. Hughes holds a B.S. degree in marketing from Miami University and an M.B.A. degree from the University of Michigan.

Michael D. Perone co-founded our company in 2003 and serves as a member of our board of directors and as our chief marketing officer and executive vice president. Additionally, from April 2012 to November 2012, Mr. Perone served as a member of the office of the CEO. Prior to co-founding our company, he co-founded Affinity Path, Inc., a private label Internet service provider company, and served as its chief marketing officer from January 2000 to January 2002. From January 1999 to December 2000, Mr. Perone co-founded Spinway, Inc., an Internet service provider, and served as its chief visionary officer. From January 1996 to January 1999, he founded and served as president of Address.com, Inc., an email and Internet access provider.

Diane C. Honda has served as our vice president and general counsel since October 2012. Prior to joining us, she served in several positions, including vice president, general counsel and secretary at Extreme Networks, Inc., a network infrastructure provider, from November 2004 to October 2012. From February 2003 to February 2004, Ms. Honda served as director of legal affairs at Riverstone Networks, a provider of networking switching hardware. From June 1987 to June 2001, she served in several positions, including managing attorney of the Financial Services Organization, at Hewlett-Packard Company, a computer hardware, software and services company. Ms. Honda holds B.S. degrees in computer science and industrial management from Carnegie Mellon University and a J.D. degree from Santa Clara University School of Law.

EXECUTIVE COMPENSATION

Fiscal 2014 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in fiscal 2014, and our two other most highly compensated executive officers who were serving as executive officers as of February 28, 2014. The following individuals were our named executive officers for fiscal 2014.

Name and Principal Position	Year	Salary($)		Bonus($) (1)	Equity Awards($) (2)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)		Total($)
William D. “BJ” Jenkins, Jr.	2014	350,000		350,000	—	—	2,937	(3)	702,937
Chief Executive Officer	2013	114,198	(4)	116,000	16,709,316	—	1,950,000	(5)	18,889,514

David Faugno	2014	250,000		250,000	784,800	—	3,040	(6)	1,287,840
Chief Financial Officer	2013	230,000		216,000	4,887,203	—	150,000	(7)	5,483,203

Michael D. Perone	2014	250,000		250,000	784,800	—	8,810	(8)	1,293,610
Chief Marketing Officer	2013	250,000		250,000	726,492	—	150,000	(7)	1,376,492

(1)	The amounts in the “Bonus” column for Messrs. Jenkins, Faugno and Perone reflect bonuses paid pursuant to discretionary bonus arrangements set forth in their respective NEO offer letter agreements. Mr. Jenkins’ fiscal 2013 bonus reflects a prorated portion of the bonus opportunity set forth in his offer letter agreement. The bonuses were determined by our compensation committee based on a subjective assessment of each individual’s achievement of individual performance objectives and overall financial performance of the Company.
(2)	The amounts in the “Equity Awards” column reflect the aggregate grant date fair value of equity awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2014 filed with the SEC on April 30, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amount consists of 401(k) matching contributions made by us on behalf of Mr. Jenkins and group term life fringe benefits.
(4)	Mr. Jenkins’ salary reflects the prorated portion of his annual base salary of $350,000 paid in fiscal 2013.
(5)	The amount represents payments made to Mr. Jenkins pursuant to his offer letter to (i) reimburse him for the relocation bonus of $1,057,750 he was required to repay to his former employer and (ii) $892,250 to achieve a tax neutral position associated with the repayment of the relocation bonus.
(6)	The amount consists of 401(k) matching contributions made by us on behalf of Mr. Faugno and group term life fringe benefits.
(7)	From April 2012 to November 2012, Messrs. Faugno and Perone served in the office of the CEO. In connection with their service as members of the office of the CEO, each of Messrs. Faugno and Perone received a one-time cash payment of $150,000.
(8)	The amount consists of automotive fringe benefits and group term life fringe benefits.

Executive Employment Arrangements

William D. “BJ” Jenkins, Jr.

In June 2013, we entered into an offer letter agreement with William D. “BJ” Jenkins, Jr., our chief executive officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. The offer letter agreement provides Mr. Jenkins with an annual base salary of $350,000 and an opportunity to earn an annual incentive bonus of up to 100% of his base salary.

In connection with Mr. Jenkins’ offer letter agreement, Mr. Jenkins was granted an option to purchase 919,999 shares of our common stock at an exercise price per share of $12.66, and 920,000 restricted stock units, each of which were granted pursuant to our 2012 Equity Incentive Plan on November 1, 2012. The aggregate grant date value of these awards is included under “Equity Awards” in the Summary Compensation Table above.

David Faugno

In July 2012, we entered into an offer letter agreement with David Faugno, our chief financial officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. The offer letter agreement provides Mr. Faugno with an annual base salary of $250,000 and an opportunity to earn an annual incentive bonus of up to 100% of his base salary.

Michael D. Perone

In July 2013, we entered into an offer letter agreement with Mr. Perone, our co-founder, executive vice president and chief marketing officer, which superseded all prior employment letter agreements he had with us. The offer letter agreement has no specific term and constitutes at-will employment. The offer letter agreement provides Mr. Perone with an annual base salary of $250,000 and an opportunity to earn an annual incentive bonus of up to 100% of his base salary.

Change in Control Severance Agreements

We have entered into change in control severance agreements with our chief executive officer, William D. “BJ” Jenkins, Jr., our chief financial officer, David Faugno, and our chief marketing officer, Michael D. Perone, which provide for severance compensation.

Upon a termination of his employment for other than for cause (as such term is defined in his offer letter agreement), death or disability, Mr. Jenkins will be eligible to receive the following separation benefits, subject to him timely executing and not revoking a release of claims in a form acceptable to us (i) continued payment of severance at a rate equal to his then-current base salary for a period of 12 months; (ii) payment by us of up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional six months. Upon a change in control (as such term is defined in his offer letter agreement), Mr. Jenkins will be eligible to receive (i) a lump sum payment equal to the base salary and bonus paid to him over the 12 months immediately preceding the date of the change in control; and (ii) accelerated vesting of all outstanding stock options and the restricted stock unit award that was granted to him on November 1, 2012.

Upon a termination of employment other than for cause (as such term is defined in his offer letter agreement), including if the termination is a result of death or disability, or a resignation for good reason (as such term is defined in his offer letter agreement), Messrs. Faugno and Perone will be eligible to receive the following separation benefits, subject to timely executing and not revoking a release of claims in a form acceptable to us (i) continued payment of severance at a rate equal to his base salary and target bonus as then in effect for a period of 12 months; (ii) payment by us of up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with us for an additional 12 months (or the greater of (x) 50% of the number of unvested shares subject to his then outstanding equity awards or (y) 12 months, in the event if the termination or resignation occurs within the 18 months following a change in control (as such term is defined in the offer letter agreement)).

The agreements also provide that in the event any amounts in the agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount, which would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of February 28, 2014.

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have not Vested
William D. “BJ” Jenkins, Jr.	11/01/2012	287,499	632,500	(1)	12.66	10/31/2022	—		—
Chief Executive Officer	11/01/2012	—	—		—	—	632,500	(2)	22,738,375

David Faugno	10/10/2013	—	—		—	—	40,000	(3)	1,438,000
Chief Financial Officer	05/18/2012	—	—		—	—	220,954	(4)	7,943,296

Michael D. Perone	10/10/2013	—	—		—	—	40,000	(3)	1,438,000
Chief Marketing Officer	11/20/2012	12,500	27,500	(5)	12.66	11/19/2022	—		—
	11/01/2012	—	—		—	—	27,490	(6)	988,266

(1)	This option vests, subject to Mr. Jenkins’ continued role as a service provider to us, with respect to 1/16th of the total shares every three months, beginning on the three-month anniversary of November 5, 2012.
(2)	The shares underlying these restricted stock units vest, subject to Mr. Jenkins’ continued role as a service provider to us, with respect to 1/16th of the total shares every three months, beginning on the three-month anniversary of November 5, 2012.
(3)	The shares underlying these restricted stock units vest, subject to Messrs. Faugno’s and Perone’s continued roles as a service provider to us, with respect to 1/3rd of the total shares every year, beginning on the one-year anniversary of October 10, 2013.
(4)	The shares underlying these restricted stock units vest, subject to Mr. Faugno’s continued role as a service provider to us, with respect to 1/48th of the total shares every month, beginning on the one-month anniversary of May 18, 2012.
(5)	This option vests, subject to Mr. Perone’s continued role as a service provider to us, with respect to 1/48th of the total shares every month, beginning on the one-month anniversary of November 9, 2012.
(6)	The shares underlying these restricted stock units vest, subject to Mr. Perone’s continued role as a service provider to us, with respect to 1/48th of the total shares every month, beginning on the one-month anniversary of November 5, 2012.

Other Employee Benefits and Pre-requisites

Our historic compensation program reflects our startup origins and form of organization. We have generally not offered extensive benefits or other compensation programs to the named executive officers, apart from cash compensation described above and employee benefits made available generally to our employees, including 401(k) plan matching contributions. See the section titled “—Retirement Plans” for additional information.

Retirement Plans

We maintain a 401(k) profit sharing plan which is intended to be a tax qualified plan under Sections 401(a) and 401(k) of the Code. All of our U.S. employees are eligible to participate on the first day of the month following the date of hire. The 401(k) profit sharing plan includes a salary deferral arrangement pursuant to which participants may elect to defer up to 90% of their current compensation not in excess of the statutorily prescribed limit, which was equal to $17,500 in 2013 (catch up contributions for employees over 50 years of age allow an additional deferral of $5,500 each year), and have the amount of their compensation reduction contributed to the 401(k) plan. In addition, the 401(k) profit sharing plan permits discretionary company matching and discretionary non-elective employer contributions. In 2013, we began providing a matching contribution of up to 2.5% of eligible compensation of the participating employee, with a maximum contribution of $2,000 per year.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

David R. Golob (Chair)

James J. Goetz

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of February 28, 2014. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	5,750,021	$12.27	5,187,382
Equity compensation plans not approved by stockholders	—	—	—
Total	5,750,021	$12.27	5,187,382

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)	Includes the following plans: Barracuda Networks, Inc. 2004 Stock Plan (“2004 Plan”), Barracuda Networks, Inc. 2012 Equity Incentive Plan, as amended (“2012 Plan”), Purewire, Inc. 2008 Equity Incentive Plan (“Purewire Plan”), and SignNow, Inc. 2011 Equity Incentive Plan (“SignNow Plan”). Our 2004 Plan was terminated in connection with the adoption of our 2012 Plan in May 2012. Shares subject to stock options or similar awards granted under the 2004 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2004 Plan that are forfeited to or repurchased by Barracuda Networks, Inc. (“the Company”), with the maximum number of shares to be added to the Plan from outstanding awards under the 2004 Plan equal to 1,344,978 shares. In addition, our 2012 Plan provides that the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2015 fiscal year, in an amount equal to the least of (i) 5,006,600 shares, (ii) four and one half percent (4.5%) of the outstanding shares on the last day of the immediately preceding Fiscal Year or (iii) such number of shares determined by the Board. On March 1, 2014, the number of shares available for issuance under our 2012 Plan increased by 2,297,033 shares pursuant to these provisions. The increase is not reflected in the table above. The Purewire Plan was assumed by the Company in connection with our acquisition of Purewire, Inc. in October 2009. The SignNow Plan was assumed by the Company in connection with our acquisition of SignNow, Inc. in April 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2014 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 51,430,238 shares of our common stock outstanding as of May 31, 2014. We have deemed shares of our common stock subject to stock options that are currently exercisable and exercisable within 60 days of May 31, 2014 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of May 31, 2014 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
William D. “BJ” Jenkins, Jr. (1)	471,873	*
David Faugno (2)	626,885	1.2
Michael D. Perone (3)	8,909,957	17.3
Jeffry R. Allen (4)	212,018	*
Gordon L. Stitt (5)	79,583	*
Kevin B. Thompson	—	—
Zachary S. Levow (6)	3,792,404	7.4
James J. Goetz (7)	6,751,946	13.1
Dipanjan Deb (8)	12,725,817	24.7
David R. Golob (8)	12,725,817	24.7
Dean M. Drako (9)	9,121,353	17.7
All executive officers and directors as a group (13 persons) (10)	42,835,581	83.3
5% Stockholders:
Entities Affiliated with Francisco Partners (11)	12,725,817	24.7
Entities Affiliated with Sequoia Capital (12)	8,073,480	15.7

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of 126,873 shares held by Mr. Jenkins and 345,000 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of May 31, 2014.

(2)	Consists of (i) 302,016 shares beneficially owned by Mr. Faugno; (ii) 16,368 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of May 31, 2014; (iii) 73,864 shares held by the Drop Trust 2012 Three Year Annuity Trust, of which Mr. Faugno is a grantor and a trustee; (iv) 68,273 shares held by the Drop Trust 2012 Two Year Annuity Trust, of which Mr. Faugno is a grantor and a trustee; (v) 73,864 shares held by the Rock Trust 2012 Three Year Annuity Trust, under which Mr. Faugno is a grantor and a trustee; (vi) 68,273 shares held by the Rock Trust 2012 Two Year Annuity Trust, under which Mr. Faugno is a grantor and a trustee; and (vii) 24,227 shares directly held by Raquel Faugno, Mr. Faugno’s spouse.
(3)	Consists of (i) 5,431,143 shares held by Mr. Perone; (ii) 18,332 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of May 31, 2014; (iii) 394,195 shares held by Michelle Perone, Mr. Perone’s spouse; (iv) 330,728 shares held by the 2010 Four Year Plan 3 Trust, of which Mr. Perone is a grantor and a trustee; (v) 330,728 shares held by the 2010 Four Year Plan 9 Trust, of which Mr. Perone is a grantor and a trustee; (vi) 416,890 shares held by the Perone Family 2010 Irrevocable Trust dtd 6/29/2010, of which Mr. Perone is a grantor and a trustee; (vii) 658,107 shares held by Perone 2012 Irrevocable Trust, of which Mr. Perone is a grantor and a trustee; (viii) 1,329,834 shares held by the Consulting2 LLC, of which Mr. Perone is the managing member.
(4)	Consists of (i) 27,083 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of May 31, 2014; and (ii) 184,935 shares held by the Jeffry R. & Teri Allen TTEES The Jeffry & Terri Allen REV TRT DTD 1/29/02, of which Mr. Allen is a grantor and trustee.
(5)	Consists of (i) 50,000 shares held by Mr. Stitt; (ii) 27,083 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of May 31, 2014; and (iii) 2,500 shares directly held by the Gordon L. Stitt & Valori S. Stitt Revocable Intervivos Trust U/A dated 11/16/96 of which Mr. Stitt is a grantor and trustee.
(6)	Consists of (i) 3,358,864 shares beneficially owned by Mr. Levow; (ii) 18,332 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of May 31, 2014; (iii) 102,470 shares held by Holly Levow, Mr. Levow’s spouse; and (iv) 312,738 shares held by the Levow Family 2010 Irrevocable Trust, dated June 29, 2010, of which Mr. Levow is a grantor and a trustee.
(7)	Consists of 100,000 directly held by Mr. Goetz, and shares held by Sequoia Capital Growth Fund III, L.P., Sequoia Capital Growth III Principals Fund, LLC, Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Franchise Partners, L.P. listed in footnote (11) below. Mr. Goetz, one of our directors, is a managing member of the general partner or managing member of the Sequoia Capital investment funds specified above, and therefore may be deemed to share voting and investment power with respect to the shares held by such Sequoia Capital investment funds.
(8)	Consists of the shares listed in footnote 11 below, which are held by entities affiliated with Francisco Partners.
(9)	Consists of (i) 4,068,175 shares held by the Drako Trust F, of which Mr. Drako is a grantor and a trustee, (ii) 2,301,533 shares held by the DD Investment Management Trust A, of which Mr. Drako is a grantor and a trustee, (iii) 2,394,978 shares held by the Dean M. Drako Living Trust, of which Mr. Drako is a grantor and a trustee, (iv) 240,000 shares held by the DD Investment Trust B, of which Mr. Drako is a grantor and a trustee, and (v) 116,667 shares held by the DD Investment Trust A, of which Mr. Drako is a grantor and a trustee.
(10)	Consists of (i) 42,246,409 shares beneficially owned by the Company’s directors and officers; and (ii) 589,172 shares issuable upon the exercise of outstanding options exercisable within 60 days of May 31, 2014.
(11)

Consists of (i) 5,429 shares held by FP Annual Fund Investors, LLC (“FPAFI”), (ii) 7,389,021 shares held by Francisco Partners, L.P. (“FP I”), (iii) 36,385 shares held by Francisco Partners Fund A, L.P. (“FPFA”), (iv) 5,236,490 shares held by Francisco Partners III, L.P. (“FP III”) and (v) 58,492 shares held by Francisco Partners Parallel Fund III, L.P. (“FPPF III,” and collectively with FPAFI, FP I, FPFA and FP III, the “Francisco Funds”). Francisco Partners GP, LLC is the general partner of FP I and FPFA. Francisco Partners Management, LP is the manager of FPAFI. Francisco Partners GP III, L.P. is the general partner of FP III and FPPF III. With respect to the shares of our capital stock held by the Francisco Funds, each of David R. Golob, Dipanjan Deb, Keith Geeslin and Ezra Perlman may be deemed to share voting and investment power with respect to the shares held by the Francisco Funds. The address of each of the entities listed above is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94129.
(12)	Consists of (i) 180,214 shares held of record by Sequoia Capital Franchise Partners, L.P., (ii) 1,321,534 shares held of record by Sequoia Capital Franchise Fund, L.P., (iii) 6,213,980 shares held of record by Sequoia Capital Growth Fund III, L.P., (iv) 46,736 shares held of record by Sequoia Capital Growth Partners III, L.P., (v) 211,016 shares held of record by Sequoia Capital Growth III Principals Fund, LLC and (vi) 100,000 directly held by Mr. Goetz. SCFF Management, LLC is the general partner of each of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. The managing members of SCFF Management, LLC are Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SCFF Management, LLC may be deemed to share beneficial ownership of the shares held by Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III, L.P. and Sequoia Capital Growth Partners III, L.P. and is the managing member of Sequoia Capital Growth III Principals Fund, LLC. The managing members of SCGF III Management, LLC are Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SCGF III Management, LLC may be deemed to share voting and investment power with respect to the shares held by Sequoia Capital Growth Fund III, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund, LLC. The address of each of the entities identified in this footnote is 3000 Sand Hill Road, Suite 4-250, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards

We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Employment Agreements” for more information regarding these agreements.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation— Change in Control Severance Agreements” for more information regarding these agreements.

We have granted equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Management—Director Compensation” for a description of these options.

Other than as described above, since March 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or stockholders who own greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended February 28, 2014, all Section 16(a) filing requirements were satisfied on a timely basis, except the Form 3 filed by Dustin Driggs on December 20, 2013. Such late filing did not result in any liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Fiscal Year 2014 Annual Report and SEC Filings

Our financial statements for our fiscal year ended February 28, 2014 are included in our 2014 annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2014 annual report are posted on our website at http://investor.barracuda.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2014 annual report without charge by sending a written request to Barracuda Networks Inc., Attention: Investor Relations, 3175 S. Winchester Blvd. Campbell, CA 95008.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Campbell, California

June 11, 2014

BARRACUDA NETWORKS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF BARRCUDA NETWORKS, INC.

The undersigned hereby appoints Diane C. Honda and William D. “BJ” Jenkins, Jr., as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Barracuda Networks, Inc. (the “Company”) standing in the name of the undersigned on May 27, 2014, with all powers which the undersigned would possess if present at the 2014 Annual Meeting of Stockholders of the Company to be held on July 22, 2014 or at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement and the 2014 Annual Report is hereby acknowledged.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BARRACUDA NETWORKS, INC.

July 22, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18596

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000001000 9

072214

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

x

1. To elect the following Class I Director Nominees

NOMINEES:

FOR ALL NOMINEES O William D. Jenkins, Jr. O Zachary S. Levow

FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below)

FOR AGAINST ABSTAIN

2. To ratify the appointment of Ernst & Young LLP as Barracuda Networks independent registered public accounting firm for the fiscal year ending February 28, 2015.

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.